EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated December 22, 2015, with respect to the statements of condition including the related portfolios of PowerShares Smart Beta Income Portfolio 2016-1; PowerShares Smart Beta Growth & Income Portfolio 2016-1 and PowerShares Smart Beta Growth Portfolio 2016-1 (included in Invesco Unit Trusts, Series 1614) as of December 22, 2015, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-207392) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
December 22, 2015